Addendum to Commercial Manufacturing Agreement

This Addendum to Commercial Manufacturing Agreement, (this “Addendum”) is entered into and effective this ____ day of _____________, 2012, by and between Albemarle Corporation, (hereinafter “Albemarle”); and SIGA Technologies, Inc. (hereinafter “Customer”), to addend, amend and/or supplement that certain Commercial Manufacturing Agreement between Albemarle and Customer dated August 25, 2011 (the “Commercial Manufacturing Agreement”). All capitalized terms used herein and not defined shall have the meaning set forth in the Commercial Manufacturing Agreement.

WHEREAS, Albemarle, pursuant to the Commercial Manufacturing Agreement, has manufactured, sold and delivered to Customer the Product (as defined in the Commercial Manufacturing Agreement);

WHEREAS, for services performed and Product delivered, the amount of [redacted] (the “Amount Due”) is due Albemarle from Customer; and

WHEREAS, in order in improve testing results for the Product and to comply with cGMP, the parties wish to amend Exhibits B and C to the Commercial Manufacturing Agreement; and

WHEREAS, Albemarle and Customer have agreed to a payment plan for the Amount Due and to modify the termination date of the Commercial Manufacturing Agreement in accordance with the terms of this Addendum.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Albemarle and Buyer wish to addend, amend and/or supplement the Commercial Manufacturing Agreement as follows:

1.    Term: The initial term of the Commercial Manufacturing Agreement shall be extended to the later of (i) the last calendar day of the year in which Customer completes delivery of 1.7 Million courses of FDP under the to BARDA Contract, or (ii) December 31, 2014. The Commercial Manufacturing Agreement shall renew for subsequent periods in accordance with the terms of this Addendum.

2.    Payment: Payment of the Amount Due shall be made by Customer to Albemarle in accordance with the following:

a)
Commencing on December 31, 2012, and on the last day of each subsequent month through July, 2013, Customer shall, by electronic funds transfer, make eight (8) monthly payments in the amount of $[redacted] per month; and

b)	On August 31, 2013, Customer shall make, by electronic funds transfer, a payment in the amount of $[redacted]; and

c)
On August 31, 2013, in addition to the above referenced payment of $[redacted], Customer shall also make, via electronic funds transfer, an accrued interest payment in an amount calculated by applying a [redacted] percent (redacted) annual interest rate on the average outstanding monthly balance of the Amount Due from October 15, 2012 to August 31, 2013.

3.    Renegotiation Period and Subsequent Periods: Commencing ninety (90) days prior to the termination date or anticipated termination date of the initial term of the Commercial Manufacturing Agreement, the parties will negotiate in good faith in an effort to agree upon revised Product pricing to be applicable during a renewal term of the Commercial Manufacturing Agreement. If the parties are able to agree on revised pricing, the Commercial Manufacturing Agreement shall, at the conclusion of the initial term, renew for a subsequent three (3) year term at the agreed upon revised pricing. A similar ninety (90) day negotiation period shall apply prior to the conclusion of the subsequent term. In the event the parties are unable to agree to revised pricing during any ninety (90) day negotiation period, whether at the end of the initial or any subsequent term, then the Commercial Manufacturing Agreement shall renew for only a one (1) year period utilizing pricing then in effect at the conclusion of the initial or the subsequent term, as applicable. The Commercial Manufacturing Agreement shall terminate at the end of any such one (1) year renewal period that results from the parties being unable to agree to revised pricing.

4.    Recrystallization: At Customer’s request, the parties have agreed to amend the Product specification contained in the Commercial Manufacturing Agreement (the “Original Specification”). As such, the parties, as set forth in the amended Exhibits B and C, as attached hereto and incorporated herewith, hereby amend the testing procedures and the specification (“Amended Specification”) for the Product.

In the event that any produced batch meets the Original Specification, but under the amended XRD analysis, fails to meet the Amended Specification, Albemarle will perform a recrystallization of the subject batch. Any subsequent recrystallizations for such batch shall be upon Customer’s request. For each such recrystallization (including multiple recrystallizations for the same batch) Customer will pay Albemarle [redacted]. Invoicing and payment terms for each recrystallization will be in accordance with the provisions of the Commercial Manufacturing Agreement.

5.    Effect on Commercial Manufacturing Agreement: All terms and provisions of the Commercial Manufacturing Agreement not inconsistent with the terms and provisions of this Addendum shall remain in full force and effect. In the event that any provision of this Addendum and the Commercial Manufacturing Agreement conflict, the subject provisions of this Addendum shall be controlling.

6.    This Addendum is considered a written instrument, in full accordance with the manner of amending the Commercial Manufacturing Agreement, including Exhibits B and C as recited in Section 12.10 thereof. All other terms and conditions of the Commercial Manufacturing Agreement shall remain the same and in full force and effect.

SIGA Technologies, Inc.                Albemarle Corporation

By: ______________________________        By:___________________________

Print Name: _______________________        Print Name: ___________________

Title: ____________________________        Title: _________________________

Amendment 1 to Exhibit B
to the COMMERCIAL MANUFACTURING AGREEMENT dated August 25, 2011 between SIGA Technologies, Inc. and Albemarle Corporation

Micronized Product Testing
Albemarle will provide post-micronization analytical services of the micronized Product per the specifications contained below.

[specifications redacted]

Amendment 1 to Exhibit C
to the COMMERCIAL MANUFACTURING AGREEMENT dated August 25, 2011 between SIGA Technologies, Inc. and Albemarle Corporation
Specifications
ST-246 Drug Substance Specification for Commercial Production
PRODUCT SPECIFICATIONS

[redacted]